Exhibit 99

NEWS RELEASE
April 30, 2024
Contact:	Mateo Garcia	Telephone: (808) 543-7300
	Director, Investor Relations	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

•1Q 2024 Net Income of $20.9 million, an increase of 12.8% from 1Q 2023
•Strategic Balance Sheet Repositioning Executed in the Fourth Quarter of 2023 Contributed to Improved Profitability and Net Interest Margin Expansion
•Release of Maui Wildfire-Related Reserves Reflects Brighter Outlook for Maui Economy
•Strong Credit Quality, Liquidity and Capital Position

HONOLULU - American Savings Bank, F.S.B. (ASB), a wholly owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported first quarter 2024 net income of $20.9 million compared to $3.2 million in the fourth quarter of 2023 and $18.6 million in the first quarter of 2023. Net income for the quarter reflected the release of $1.5 million of Maui wildfire-related reserves and the recovery of $0.4 million in cash lost or damaged during the wildfires, partially offset by Maui wildfire-related expenses of $1.8 million. Excluding the after-tax impacts of these items, core net income1 for the first quarter was also $20.9 million.
“American Savings Bank executed well in the first quarter, generating higher net income compared to both the linked quarter and the same quarter last year,” said Ann Teranishi, president and chief executive officer of ASB. “Net interest margin and profitability benefited from the strategic balance sheet repositioning executed last quarter. We also released reserves initially taken following the wildfires on Maui, reflecting Maui’s resilient economy and stronger-than-expected outlook. The bank’s balance sheet remains well-positioned with strong capital, solid credit quality, lending capacity and ample liquidity.”

1 See the “Explanation of ASB’s Use of Certain Unaudited Non-GAAP Measures” and the related GAAP reconciliation at the end of this release.

Financial Highlights
First quarter 2024 net interest income was $62.3 million compared to $61.2 million in the linked quarter and $64.9 million in the first quarter of 2023. The higher net interest income compared to the linked quarter was primarily due to a higher yield on earning assets. The yield on earning assets improved following last quarter’s balance sheet repositioning, as proceeds from the sale of securities were used to fund maturing public certificates of deposit and reduce wholesale funding. The lower net interest income compared to the prior year quarter was primarily due to higher interest expense, partially offset by higher interest and dividend income due to higher asset yields. Net interest margin for the first quarter of 2024 was 2.75% compared to 2.63% in the linked quarter and 2.85% in the first quarter of 2023. The yield on earning assets improved 11 basis points during the quarter, and cost of funding improved 1 basis point.
In the first quarter ASB recorded a negative provision for credit losses of $2.2 million compared to a provision for credit losses of $0.3 million in the linked quarter and $1.2 million in the first quarter of 2023. The quarter’s negative provision reflects a $1.5 million release of reserves due to an improved economic outlook for Maui following the August 2023 wildfires. As of March 31, 2024, ASB’s allowance for credit losses to outstanding loans was 1.16% compared to 1.20% as of December 31, 2023 and 1.18% as of March 31, 2023.
The net charge-off ratio for the first quarter of 2024 was 0.14%, compared to 0.15% in the linked quarter and 0.14% in the first quarter of 2023. Nonaccrual loans as a percentage of total loans receivable held for investment were 0.53%, compared to 0.46% in the linked quarter and 0.24% in the prior year quarter.
Noninterest income was $17.2 million in the first quarter of 2024 compared to $0.1 million in the linked quarter and $14.4 million in the first quarter of 2023. The increase compared to the linked quarter was primarily due to a $15.0 million pre-tax ($11.0 million after-tax) loss on sale of investment securities recognized in the linked quarter, and higher bank-owned life insurance (BOLI) income. The increase compared to the prior year quarter was primarily due to higher BOLI income. The higher BOLI income compared to the linked and prior year quarters was offset by associated increases in noninterest expense (recorded in compensation and employee benefits).
Noninterest expense was $55.9 million compared to $59.1 million in the linked quarter and $54.4 million in the first quarter of 2023. The decrease compared to the linked quarter was primarily due to the linked quarter’s increased charitable contributions to support our local communities, partially offset by higher compensation and employee benefits expense. The increase compared to the prior year quarter was primarily due to higher compensation and employee benefits expense and Maui wildfire-related expenses.
Total loans were $6.1 billion as of March 31, 2024, down 1.1% from December 31, 2023, primarily reflecting the payoff and sale of loans in the commercial markets portfolio and a decrease in the HELOC portfolio.
Total deposits were $8.0 billion as of March 31, 2024, down 1.7% from December 31, 2023. Core deposits declined 1.2% from December 31, 2023, while certificates of deposit decreased 5.3% primarily due to the paydown of $166 million in public time deposits. As of March 31, 2024, 86% of deposits were F.D.I.C. insured or fully collateralized, consistent with December 31, 2023, with approximately 82% of deposits F.D.I.C. insured. For the first quarter of 2024, the average cost of funds was 117 basis points, down slightly from 118 basis points in the linked quarter and up from 66 basis points in the prior year quarter.
Wholesale funding totaled $593 million as of March 31, 2024, down from $750 million as of December 31, 2023.
For the first quarter of 2024, return on average equity was 15.6%, compared to 2.7% in the linked quarter and 15.5% in the first quarter of 2023. Return on average assets was 0.88% for the first quarter of 2024, compared to 0.13% in the linked quarter and 0.78% in the prior year quarter.
In the first quarter of 2024, ASB did not pay a dividend to HEI, supporting ASB’s healthy capital levels. ASB had a Tier 1 leverage ratio of 8.0% as of March 31, 2024.
HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS
Concurrent with ASB’s regulatory filing 30 days after the end of the quarter, ASB announced its first quarter 2024 financial results today. Please note that these reported results relate only to ASB and are not necessarily indicative of HEI’s consolidated financial results for the first quarter 2024.
HEI plans to announce its first quarter 2024 consolidated financial results on Friday, May 10, 2024 and will also conduct a webcast and conference call at 10:30 a.m. Hawaii time (4:30 p.m. Eastern time) that same day to discuss its consolidated earnings, including ASB’s earnings.
To listen to the conference call, dial 1-888-660-6377 (U.S.) or 1-929-203-0797 (international) and enter passcode 2393042. Parties may also access presentation materials (which include reconciliation of non-GAAP measures) and/or listen to the conference call by visiting the conference call link on HEI’s website at www.hei.com under “Investor Relations,” sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through May 24, 2024. To access the audio replay, dial 1-800-770-2030 (U.S.) or 1-647-362-9199 (international) and enter passcode 2393042.
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information; such disclosures will be included in the Investor Relations section of the website. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and ASB’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Investors may sign up to receive e-mail alerts via the Investor Relations section of the website. The information on HEI’s website is not incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference.
Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at https://hpuc.my.site.com/cdms/s/ to review documents filed with, and issued by, the PUC. No information on the PUC website is incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings.
The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaii. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaii’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, ASB, is one of Hawaii’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI also helps advance Hawaii’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.

NON-GAAP MEASURES
Core net income is a non-GAAP measure which excludes Maui wildfire-related after-tax costs. See “Explanation of ASB’s Use of Certain Unaudited Non-GAAP Measures” and the related GAAP reconciliations at the end of this release.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2023 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, ASB and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended
(in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Interest and dividend income
Interest and fees on loans	$72,971	$72,340	$64,842
Interest and dividends on investment securities	14,964	15,587	14,637
Total interest and dividend income	87,935	87,927	79,479
Interest expense
Interest on deposit liabilities	17,432	17,961	6,837
Interest on other borrowings	8,154	8,721	7,721
Total interest expense	25,586	26,682	14,558
Net interest income	62,349	61,245	64,921
Provision for credit losses	(2,159)	304	1,175
Net interest income after provision for credit losses	64,508	60,941	63,746
Noninterest income
Fees from other financial services	4,874	4,643	4,679
Fee income on deposit liabilities	4,898	5,104	4,599
Fee income on other financial products	2,743	2,664	2,744
Bank-owned life insurance	3,584	1,707	1,425
Mortgage banking income	424	209	130
Loss on sale of investment securities	—	(14,965)	—
Other income, net	686	693	801
Total noninterest income	17,209	55	14,378
Noninterest expense
Compensation and employee benefits	32,459	28,797	30,204
Occupancy	5,063	5,422	5,588
Data processing	4,846	5,305	5,012
Services	4,151	5,032	2,595
Equipment	2,649	3,114	2,646
Office supplies, printing and postage	1,018	1,019	1,165
Marketing	776	1,167	1,016
Other expense	4,942	9,250	6,191
Total noninterest expense	55,904	59,106	54,417
Income before income taxes	25,813	1,890	23,707
Income taxes	4,879	(1,341)	5,145
Net income	$20,934	$3,231	$18,562
Comprehensive income (loss)	$11,166	$70,585	$36,992
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.88	0.13	0.78
Return on average equity	15.64	2.74	15.51
Return on average tangible common equity	18.48	3.32	18.73
Net interest margin	2.75	2.63	2.85
Efficiency ratio	70.27	96.42	68.62
Net charge-offs to average loans outstanding	0.14	0.15	0.14
As of period end
Nonaccrual loans to loans receivable held for investment	0.53	0.46	0.24
Allowance for credit losses to loans outstanding	1.16	1.20	1.18
Tangible common equity to tangible assets	5.0	4.7	4.3
Tier-1 leverage ratio	8.0	7.7	7.7
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$—	$—	$14.0
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	March 31, 2024		December 31, 2023
Assets
Cash and due from banks		$126,259		$184,383
Interest-bearing deposits		100,681		251,072
Cash and cash equivalents		226,940		435,455
Investment securities
Available-for-sale, at fair value		1,091,889		1,136,439
Held-to-maturity, at amortized cost		1,191,074		1,201,314
Stock in Federal Home Loan Bank, at cost		32,489		14,728
Loans held for investment		6,116,722		6,180,810
Allowance for credit losses		(71,057)		(74,372)
Net loans		6,045,665		6,106,438
Loans held for sale, at lower of cost or fair value		2,923		15,168
Other		687,059		681,460
Goodwill		82,190		82,190
Total assets		$9,360,229		$9,673,192
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,557,240		$2,599,762
Deposit liabilities–interest-bearing		5,447,824		5,546,016
Other borrowings		593,000		750,000
Other		220,570		247,563
Total liabilities		8,818,634		9,143,341
Common stock		1		1
Additional paid-in capital		358,645		358,067
Retained earnings		484,989		464,055
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(293,466)		$(282,963)
Retirement benefit plans	(8,574)	(302,040)	(9,309)	(292,272)
Total shareholder’s equity		541,595		529,851
Total liabilities and shareholder’s equity		$9,360,229		$9,673,192

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

Explanation of ASB’s Use of Certain Unaudited Non-GAAP Measures

HEI and ASB management use certain non-GAAP measures to evaluate the performance of HEI and the bank.
Management believes these non-GAAP measures provide useful information and are a better indicator of the companies’ core operating activities. Core earnings and other financial measures as presented here may not be comparable to similarly titled measures used by other companies. The accompanying tables provide a reconciliation of reported GAAP1 earnings to non-GAAP core earnings and returns on average equity and average assets for the bank.
The reconciling adjustments from GAAP earnings to core earnings are limited to the costs related to the Maui wildfires. Management does not consider these items to be representative of the company’s fundamental core earnings.

Reconciliation of GAAP to non-GAAP Measures
American Savings Bank F.S.B.
Unaudited

(in thousands)	Three months ended March 31, 2024
Maui wildfire related costs
Pretax expenses:
Provision for credit losses	$(1,500)
Professional services expense	1,708
Other expenses, net	(317)
Pretax Maui wildfire related costs, net	(109)
Income tax benefits	29
After-tax expenses, net	$(80)
ASB net income
GAAP (as reported)	$20,934
Maui wildfire costs (after tax):
Provision for credit losses	(1,098)
Professional services expense	1,250
Other expenses, net	(232)
Maui wildfire related cost, net (after tax)	(80)
Non-GAAP (core) net income	$20,854

Three months ended March 31, 2024
Ratios (annualized %)
Based on GAAP
Return on average assets	0.88
Return on average equity	15.64
Return on average tangible common equity	18.48
Efficiency ratio	70.27
Based on Non-GAAP (core)
Return on average assets	0.88
Return on average equity	15.58
Return on average tangible common equity	18.41
Efficiency ratio	68.52

1 Accounting principles generally accepted in the United States of America